Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Ferrari N.V. 2022-2024 Equity Incentive Plan and the Welcome Bonus Award of Ferrari N.V. of our reports dated February 25, 2022, with respect to the consolidated financial statements of Ferrari N.V. and the effectiveness of internal control over financial reporting of Ferrari N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ EY S.p.A.
Milan, Italy
May 18, 2022